Exhibit 2

                                                                  Execution Copy

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                            STOCK PURCHASE AGREEMENT

                              DATED AUGUST 12, 1998

                                  BY AND AMONG

                              AU BON PAIN CO., INC.

                               ABP HOLDINGS, INC.

                                       AND

                                 ABP CORPORATION








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

                                        i


                                TABLE OF CONTENTS
                                -----------------

ARTICLE I...............................................................................1

   DEFINITIONS..........................................................................1
      Section 1.01   Definitions........................................................1

ARTICLE II..............................................................................5

   TRANSACTIONS AND CLOSING.............................................................5
      Section 2.01   Closing Transactions...............................................5
      Section 2.02   Form and Payment of Purchase Price.................................5
      Section 2.03   Purchase Price Adjustments.........................................5
      Section 2.04   Closing............................................................7
      Section 2.05   Unassigned Store Leases............................................7
      Section 2.06   Special Provisions for Certain Leases..............................8

ARTICLE III.............................................................................8

   REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................8
      Section 3.01   Organization and Good Standing.....................................8
      Section 3.02   Capital Stock/Subsidiaries and Affiliates..........................8
      Section 3.03   Execution and Effect of Agreement.................................10
      Section 3.04   Consents..........................................................10
      Section 3.05   ABP Division Financial Statements.................................10
      Section 3.06   Lawsuits and Proceedings..........................................11
      Section 3.07   Compliance With Laws..............................................11
      Section 3.08   Licenses and Permits..............................................11
      Section 3.09   Insurance.........................................................12
      Section 3.10   Agreements........................................................12
      Section 3.11   Taxes.............................................................12
      Section 3.12   Banks.............................................................13
      Section 3.13   Claims of Employees, Directors, and Officers......................14
      Section 3.14   Affiliate Transactions............................................14
      Section 3.15   Intellectual Property.............................................14
      Section 3.16   Extraordinary Transactions........................................14
      Section 3.17   Accounts Receivable...............................................15
      Section 3.18   Broker and Finder Fees............................................15
      Section 3.19   Employees.........................................................15
      Section 3.20   Employment Matters................................................15
      Section 3.21   Employee Benefit Matters..........................................15
      Section 3.22   Environmental Matters.............................................16
      Section 3.23   Real Property.....................................................17
      Section 3.24   Title to Assets...................................................18

ARTICLE IV.............................................................................18

   REPRESENTATIONS AND WARRANTIES OF BUYER.............................................18
      Section 4.01   Organization and Good Standing....................................18
      Section 4.02   Execution and Effect of Agreement.................................18
      Section 4.03   Restrictions......................................................18
      Section 4.04   Consents..........................................................19
      Section 4.05   Lawsuits and Proceedings..........................................19
      Section 4.06   Broker and Finder Fees............................................19
      Section 4.07   Financing and Net Worth...........................................19
      Section 4.08   Acknowledgement of Certain Saint Louis Bread Proprietary Rights.. 19

ARTICLE V..............................................................................19

   COVENANTS OF THE SELLER.............................................................19
      Section 5.01   Conduct of Business of Seller.....................................19
      Section 5.02   Access to Information.............................................22
      Section 5.03   Resolution of Affiliated Transactions.............................22
      Section 5.04   Transfer or Encumbrance of the ABPH Common Stock..................22
      Section 5.05   Non-Solicitation of Employees.....................................22
      Section 5.06   Transfer of Assets and Assumption of Liabilities..................23
      Section 5.07   Change of Corporate Name..........................................23

ARTICLE VI.............................................................................23

   COVENANTS OF BUYER AND SELLER.......................................................23
      Section 6.01. Seller Consents....................................................23
      Section 6.02. Buyer Consents.....................................................24
      Section 6.03.  Stockholders' Meeting.............................................24
      Section 6.04.  Buyer's Financing.................................................24

ARTICLE VII............................................................................25

   OTHER  COVENANTS OF THE PARTIES.....................................................25
      Section 7.01   Further Assurances................................................25
      Section 7.02   Certain Filings; Consents.........................................25
      Section 7.03   Public Announcements..............................................25
      Section 7.04   H-S-R Act.........................................................26
      Section 7.05   Post-Closing Restrictive Covenants................................26
      Section 7.06   Buyer Employee Covenants..........................................27
      Section 7.07   Seller Employee Covenant..........................................27
      Section 7.08   Transition Services Agreement.....................................27

ARTICLE VIII...........................................................................27

   CONDITIONS TO CLOSING...............................................................27
      Section 8.01   Conditions to the Obligations of Each Party.......................27
      Section 8.02   Conditions to Obligations of the Seller...........................28
      Section 8.03   Conditions to Obligation of Buyer.................................29

ARTICLE IX.............................................................................30

   SURVIVAL; INDEMNIFICATION...........................................................30
      Section 9.01   Survival..........................................................30
      Section 9.02   Indemnification...................................................30
      Section 9.03   Procedures........................................................31
      Section 9.04   Deductible Amount.................................................32
      Section 9.05   Tax Matters.......................................................33

ARTICLE X..............................................................................35

   TERMINATION.........................................................................35
      Section 10.01  Termination.......................................................35
      Section 10.02  Effect of Termination.............................................36

ARTICLE XI.............................................................................36

   MISCELLANEOUS.......................................................................36
      Section 11.01  Notices...........................................................36
      Section 11.02  Amendments; Waivers...............................................37
      Section 11.03  Expenses..........................................................37
      Section 11.04  Successors and Assigns............................................37
      Section 11.05  Construction......................................................38

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                                      iii

      Section 11.06  Entire Agreement..................................................38
      Section 11.07  Governing Law.....................................................38
      Section 11.08  Counterparts; Effectiveness.......................................38
      Section 11.09  Jurisdiction......................................................38
      Section 11.10  Specific Performance..............................................39
      Section 11.11  Captions..........................................................39

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (together with the Schedules and Attachments hereto, this "Agreement") is made as of the 12th day of August, 1998, by and among AU BON PAIN CO., INC., a Delaware corporation ("Seller"); ABP HOLDINGS, INC., a Delaware corporation ("ABPH") and ABP CORPORATION, a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

     WHEREAS, Seller is the owner, operator and franchisor of a certain bakery/cafe food service business concept generally known as Au Bon Pain (the "Au Bon Pain Division"); and

     WHEREAS, in connection with and in contemplation of the stock transfer described below, Seller shall be transferring to ABPH, pursuant to a contribution agreement in form mutually satisfactory to Buyer and Seller and consistent with the Restructuring described herein, substantially all of the operating assets, store leases, contracts and liabilities associated with its Au Bon Pain Division to ABPH; and

     WHEREAS, Seller owns 100% of the issued and outstanding capital stock of ABPH, free and clear of any and all "Encumbrances" (as that term is defined in Section 1.01); and

     WHEREAS, Seller desires to transfer, sell and convey to Buyer all of Seller's capital stock of ABPH, and Buyer desires to purchase, buy and acquire all of the issued and outstanding capital stock of ABPH, upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01 Definitions.

     (a) The following terms have the following meanings:

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by virtue of the office held by such Person, by contract or otherwise.

     "Affiliated Group" means any affiliated group within the meaning of Tax Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law and building and zoning laws, ordinances, rules and regulations) applicable to such Person or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person).

     "ABPH" means ABP Holdings, Inc. a Delaware corporation.

     "ABPH Common Stock" shall mean all of the issued and outstanding Common Stock, par value $.0001 per share, of ABPH as of the Closing, which Common Stock shall constitute 100% of the issued and outstanding capital stock of ABPH.

     "Benefit Plan" means any qualified or non-qualified Employee Pension Benefit Plan (including a Multiemployer Plan), Employee Welfare Benefit Plan or fringe benefit plan, program, policy or arrangement, regardless of whether funded or subject to ERISA.

     "Business" means the particular business conducted by each of the Au Bon Pain Division of the Seller and/or ABPH, respectively, as of the date of this Agreement.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized or required by law to close.

     "Buyer" shall mean ABP Corporation, a Delaware corporation.

     "Controlled Group of Companies" shall have the meaning set forth in Section 414 of the Tax Code.

     "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such Person (with such amounts to be determined net of any resulting tax benefit and net of any refund or reimbursement by way of insurance or third party indemnification). Any provision hereof to the contrary notwithstanding, Damages shall not include any demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, or charges that are not reasonably foreseeable or that represent lost profits, opportunities or expectancies.

     "Employee Pension Benefit Plan" shall have the meaning set forth in Section 3(2) of ERISA.

     "Employee Welfare Benefit Plan" shall have the meaning set forth in Section 3(1) of ERISA.

     "Encumbrances" means all liens (including, but not limited to, tax liens), security interests, charges, pledges, encumbrances, mortgages, claims or rights, restrictions on transfer or other alienation of rights of any kind, nature or description whatsoever.

     "Environmental Laws" means any and all past, present or future federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, or injunctions, which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, and any other so-called "Superfund" or "Superlien" law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations thereunder.

     "Funded Debt" means the sum of, as of the date of determination, the total amount of all obligations due under indebtedness for borrowed money and capitalized leases (as determined in accordance with

GAAP) of the Au Bon Pain Division, including, without limitation, all principal, interest, premiums, penalties, breakage costs, indemnities, expense reimbursements and overdrafts due thereunder.

     "GAAP" means Generally Accepted Accounting Principles as in effect on the date of the Agreement, consistently applied.

     "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "Hazardous Substances" means substances defined as "hazardous substances," "hazardous materials" or "hazardous waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, those substances defined as "hazardous wastes" in the regulations adopted and publications promulgated pursuant to said laws, those substances defined as "pollutants" pursuant to the Federal Water Pollution and Control Act, as amended, those substances defined as "toxic substances" in the Toxic Substances Control Act, as amended, and petroleum, its derivatives and petroleum products.

     "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

     "Intellectual Property" means patents, copyrights, trademarks, trade names, service marks, service names, logos, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intellectual property and licenses, registrations and applications for the same.

     "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

     "Person" means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Purchase Price" means Seventy-Eight Million Dollars ($78,000,000), as adjusted pursuant to Article II.

     "SEC" means the Securities and Exchange Commission.

     "Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Seller" shall mean Au Bon Pain Co., Inc., a Delaware corporation.

     "Tax Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Transaction Documents" means this Agreement and any exhibits, schedules or attachments thereto, as the same may be amended from time to time, and all other agreements, instruments and documents that may be executed and delivered in connection with the transactions contemplated by this Agreement.

     (b) "To the knowledge," "known by" or "known" (and any similar phrase) means (i) with respect to Buyer, the actual knowledge of any of its directors, executive officers, including its Chairman, President, Chief Executive Officer and Chief Financial Officer, and shall be deemed to include a representation that a reasonable investigation or inquiry of such subject matter thereof has been conducted by one of the specified Persons; and (ii) with respect to Seller, the actual knowledge of any of the directors, either of its Co-Chairmen, the President of the Au Bon Pain Division, its Chief Executive Officer and Chief Financial Officer and the following executive officers of Seller: Thomas R. Howley (Vice President and General Counsel), and shall be deemed to include a representation that a reasonable investigation or inquiry of the subject matter thereof has been conducted by one of the specified Persons.

     (c) Each of the following terms is defined in the Section set forth opposite such term:

         Term                                                Location
         ----                                                --------
         "Agreement"                                         Preamble

         "Alternative Transaction"                           Section 10.01(d)

         "BRS"                                               Section 4.07

         "Benefit Plans"                                     Section 3.21

         "Closing"                                           Section 2.04

         "Closing Date"                                      Section 2.04

         "Deductible Amount"                                 Section 9.04(a)

         "Employees"                                         Section 3.19

         "ABP Division Financial Statements"                 Section 3.05(a)

         "Indemnified Claim"                                 Section 9.03(a)

         "Indemnified Party"                                 Section 9.03(a)

         "Indemnifying Party"                                Section 9.03(a)

         "Lease Fee Adjustment"                              Section 2.03(a)

         "Lease Loss Adjustment"                             Section 2.03(b)

         "Permits"                                           Section 3.08

         "Purchase Price Adjustments"                        Section 2.03(d)

         "Referee"                                           Section 9.03(c)

                                       5

         "Restructuring"                                     Section 5.06

         "Returns"                                           Section 3.11(a)

         "Taxes"                                             Section 3.11(a)

         "Third Party Claim"                                 Section 9.03(a)

         "WARN Act"                                          Section 3.20

         "Net Worth Adjustment"                              Section 2.03(f)

                                   ARTICLE II

                            TRANSACTIONS AND CLOSING

     Section 2.01 Closing Transactions.

     Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that on the Closing Date:

     (a) Seller shall sell, assign, transfer and deliver to Buyer the ABPH Common Stock (each share certificate representing the ABPH Common Stock so delivered shall be duly endorsed by Seller assigning the shares to Buyer), free and clear of any and all Encumbrances;

     (b) In consideration of Seller's sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer, Buyer shall pay, in accordance with the provisions of Section 2.02, the Purchase Price.

     Section 2.02 Form and Payment of Purchase Price.

     Subject to adjustment as herein provided, the Purchase Price shall be SEVENTY-EIGHT MILLION DOLLARS ($78,000,000). At the Closing, Buyer shall pay to Seller the Purchase Price, as adjusted by the estimated amounts provided pursuant to Section 2.03(c) plus any amounts due pursuant to Section 2.05(a), by wire transfer of immediately available funds, to the account or accounts which are designated in writing by the Seller and delivered to Buyer at least two (2) Business Days prior to Closing.

         Section 2.03 Purchase Price Adjustments.

         (a) In the event that, prior to the Closing, Seller and/or ABPH enters into an amendment to any lease of any store listed on Schedule 2.03(a) increasing or decreasing the occupancy costs for any of such leases following the Closing Date from the rent terms that would otherwise be payable by Seller and/or ABPH under any such lease, then the Purchase Price shall be decreased (in the event of a net increase in occupancy costs) or increased (in the event of a net decrease in occupancy costs), as the case may be, by an amount (the "Lease Fee Adjustment") equal to five (5) multiplied by the difference between: (1) the total base and percentage rent plus all other occupancy expenses for the year commencing on the Closing Date under such leases calculated as if no such amendments had been entered into; and (2) the total base and percentage rent plus all other occupancy expenses for the year commencing on the Closing Date under such amended leases. For the purposes of calculating percentage rent in each of the above-mentioned cases the sales of the relevant store shall be assumed to be the sales of that store for the four consecutive full fiscal quarters of Seller immediately preceding the Closing.

     (b) Subject to Section 2.06, In the event that, at or prior to the Closing, any lease of any store listed on Schedule 2.03(a) is neither transferred by Seller to ABPH with all consents from landlords necessary to permit such transfers in connection with the Restructuring contemplated by Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer nor franchised to a designee of Buyer pursuant to the terms of Section 6.01(b), the Purchase Price shall be adjusted downward by an amount (the "Lease Loss Adjustment") equal to five (5) multiplied by the total net EBITDA of all such stores during Seller's 1997 fiscal year as listed on Schedule 2.03(a) opposite the relevant store. The foregoing notwithstanding, Seller and/or ABPH, as the case may be, may close those bakery/cafe stores identified on Schedule 5.01(a)(ii) prior to the Closing, and no Lease Loss Adjustment calculation shall be made based upon the EBITDA of such stores.

     (c) At least three (3) Business Days' prior to the Closing, Seller shall deliver to Buyer a statement estimating each of the Lease Fee Adjustment, Lease Loss Adjustment and the Net Worth Adjustment pursuant to this Section 2.03, setting forth the amount of adjustments determined by Seller and the computation of such adjustments in detail reasonably satisfactory to Buyer. The Purchase Price paid to Seller at the Closing pursuant to Section 2.02 shall be adjusted by the net amount of these adjustments.

     (d) Within sixty (60) calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a consolidated balance sheet of the Au Bon Pain Division as of the Closing Date (the "Closing Date Balance Sheet"), together with a computation of the "Lease Fee Adjustment" and the "Lease Loss Adjustment" and the "Net Worth Adjustment" (as those terms hereinafter are defined; such adjustments are referred to collectively herein as the "Purchase Price Adjustments"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied consistently with the ABP Division Financial Statements.

     (e) Buyer and its representatives shall have fifteen (15) calendar days to review the computations of the Purchase Price adjustments pursuant to this
Section 2.03. If Buyer disputes any of the Purchase Price Adjustments, it shall, within such fifteen (15) day period, provide Seller with a written notice specifying in reasonable detail such item(s) of dispute. Any items not specifically disputed shall be deemed conclusively determined. Buyer and Seller shall attempt to resolve by mutual agreement the item(s) in dispute in good faith within thirty (30) calendar days (the "Resolution Period") following the delivery of such written notice. If any of the item(s) in dispute are not resolved within the Resolution Period, the parties shall promptly submit the dispute(s) for resolution to a so-called "Big Five" accounting firm (the "Arbitrator") mutually agreed upon by Buyer and Seller (but which shall not be PricewaterhouseCoopers LLP), who shall determine the disputed Purchase Price Adjustments items on a basis consistent with the provisions hereof and whose decision shall be final and binding on the parties, and when made, shall be deemed to be an agreement between the parties on the issues so determined. The expense of the Arbitrator shall be borne equally by the parties. The Arbitrator shall determine the Purchase Price Adjustments items specifically in dispute as soon as practicable, and, in any event, within fifteen (15) days, all in accordance with the standards and definitions set forth herein. The Arbitrator shall determine the Purchase Price Adjustments items specifically in dispute within the ranges of values established for each such item as determined by reference to the value assigned to each such item by Buyer's objection notice and the Seller in the Closing Financial Statements, respectively, and without regard to their materiality, individually or in the aggregate. Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Closing Financial Statements shall be calculated in accordance with GAAP, as applied to the Au Bon Pain Division balance sheet, and shall be consistent with the books and records of the Au Bon Pain Division. With respect to the calculation of the levels of the accounts set forth above, no change in accounting principles shall be made from those utilized in preparing the ABP Financial Statements (without regard to their materiality) including, without limitation, with respect to the nature or classification of accounts, closing proceedings, level of reserves or levels of accruals. For purposes of the preceding sentence, "change in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions, or assumptions (unless required by objective changes in underlying events as reasonably agreed upon by Buyer and Seller) utilized in making accounting estimates. The Net Worth Adjustment, as finally determined by Section 2.03(d)-(e), shall be referred to as the Final Net Worth Adjustment.

     (f) The term "Net Worth Adjustment" shall mean the amount, if any, by which the difference between: (1) the "Consolidated Assets" (as hereinafter defined) minus net plant, property and equipment, and (2) "Consolidated Liabilities" (as hereinafter defined) of ABPH, on a consolidated basis as of the Closing Date, minus the difference between the Consolidated Assets and Consolidated Liabilities of the Au Bon Pain Division, on a consolidated basis as of April 18, 1998. If the Net Worth Adjustment is positive (up to Three Million Dollars ($3,000,000)), it shall be added to the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.02. If the Net Worth Adjustment is negative, it shall be deducted from the Purchase Price to be paid by Buyer to Seller at the Closing pursuant to Section 2.02. As used herein the terms: (1) "Consolidated Assets" shall mean the sum of cash, accounts receivable, inventories, prepaid expenses and plant, property and equipment and "Other Assets"; and (2) "Consolidated Liabilities" shall mean the sum of accounts payable, accrued expenses and minority interests, in each case calculated in accordance with GAAP applied consistently with the ABP Division Financial Statements.

     (g) If the amount of the Final Net Worth Adjustment is a positive number, then the difference between such amount and the estimate made pursuant to
Section 2.03(c) shall be paid by Buyer to Seller, together with interest at a per annum rate of eight percent (8%) from the Closing Date until the date of payment, within three (3) Business Days after the final determination of the Net Worth Adjustment, such payment to be made by wire transfer of immediately available funds to the account or accounts designated by Seller. If the amount of the Final Net Worth Adjustment is a negative number, then the difference between such amount and the estimate made pursuant to Section 2.03(c) shall be paid by Seller to Buyer, together with interest at a per annum rate of eight percent (8%) from the Closing Date until the date of payment, within three (3) Business Days after the final determination of the Final Net Worth Adjustment, such payment to be made by wire transfer of immediately available funds to the account or accounts designated by Buyer.

     Section 2.04 Closing.

     Subject to the provisions of Article X, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Kirkland & Ellis in New York, New York on the day which is at least one (1) Business Day after the day on which the last of the conditions set forth in
Article VIII (other than those that can be fulfilled only on the date of Closing) is fulfilled or waived, or on such other day as the parties to this Agreement may agree (such date being referred to herein as the "Closing Date").

     Section 2.05 Unassigned Store Leases.

     (a) With respect to any of the store leases listed on Schedule 2.03(a) that cannot be transferred to ABPH with all consents from landlords necessary to permit such transfers in connection with the Restructuring contemplated by
Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer, if Seller and Buyer mutually agree at the Closing that ABPH should undertake to manage any of each of such stores (such stores being referred to herein as the "Management Stores"), then Seller and ABPH shall enter into a Management Agreement at the Closing and ABPH shall undertake the management of each such store from and after the Closing as provided in such Management Agreement until the first to occur of: (1) the expiration of the relevant lease for each such store (plus all option periods); or (2) Seller is able to obtain the consent of the landlord to the transfer of such lease to ABPH. At the Closing,

Buyer shall pay to the Seller, in respect of the Management Stores, an amount equal to three and one-half (3-1/2) multiplied by the total net EBITDA of all Management Stores during Seller's 1997 fiscal year as listed on Schedule 2.03(a) opposite the relevant store. At such time, if ever, Seller shall thereafter obtain from any of the landlords of the Management Stores the consent necessary to transfer any of the Management Store leases to ABPH, Seller shall transfer such leases to ABPH and Buyer or ABPH shall pay to Seller, in exchange therefor, an amount equal to one and one-half (1-1/2) multiplied by the total net EBITDA of all Management Stores during Seller's 1997 fiscal year as listed on Schedule 2.03(a) opposite the relevant store.

     (b) With respect to any of the store leases listed on Schedule 2.03(a) that cannot be transferred to ABPH with all consents from landlords necessary to permit such transfers in connection with the Restructuring contemplated by
Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer, and Seller and Buyer do not mutually agree at the Closing that ABPH should undertake to manage any of such stores in accordance with Section 2.05(a), at the Closing Seller and ABPH shall enter into a franchise agreement pursuant to which Seller shall become a franchisee of ABPH from and after the Closing with respect to such stores (the "Seller Franchise Stores") until the first to occur of: (1) the expiration of the relevant lease for each such store; or (2) Seller is able to obtain the consent of the landlord to the transfer of such lease to ABPH. The form of franchise agreement to be used for each store franchised to Seller pursuant to this Section 2.05(b) shall be the standard form of franchise agreement used for Au Bon Pain franchisees as of the Closing, with the following exceptions: (1) the term of each franchise agreement shall expire upon the expiration of the lease applicable to such franchise agreement; (2) bakery products manufactured by Bunge Foods Corporation ("Bunge") pursuant to that certain Bakery Product Supply Agreement (the "Bunge Supply Agreement") dated March 23, 1998 by and between Seller and Bunge shall be sold to Seller at Buyer's cost under the Bunge Supply Agreement (i.e., at the "Invoice Price per Case of Product" as set forth in Section 3.2 of the Bunge Supply Agreement); (3) there shall be no royalty or franchise fees; and (4) there shall be no noncompetition provisions applicable to Seller. At such time after the Closing as Seller shall, if ever, obtain from any of the landlords of the Seller Franchise Stores the consent necessary to transfer any of the Seller Franchise Store leases to ABPH, Seller shall transfer such leases to ABPH and Buyer or ABPH shall pay to Seller, in exchange therefor, an amount equal to five (5) multiplied by the total net EBITDA of all such Seller Franchise Stores: (x) during Seller's 1997 fiscal year as listed on Schedule 2.03(a) opposite the relevant store, in the event that such transfer is made during the first six (6) months following the Closing; and (y) for any transfer thereafter, during the applicable fifty-two (52) week period ending immediately prior to delivery of each such consent, multiplied by a fraction the numerator of which is the number of months then remaining on the relevant lease from the date of transfer (including option periods) and the denominator of which is the number of months remaining on the relevant lease (including option periods) as of the Closing Date. The computation of EBITDA shall be consistent with the methodology used to compute the EBITDA for the stores as reflected on Schedule 2.03(a), and shall reflect prices for products purchased from Bunge Foods Corporation at the "Invoice Price" from Bunge to the distributor pursuant to that certain Bakery Product Supply Agreement dated March 23, 1998 by and between Bunge Foods Corporation and Au Bon Pain Co., Inc.

     (c) Except for stores managed by ABPH by the mutual agreement of Buyer and Seller pursuant to Section 2.05(a), nothing contained herein shall preclude Seller from at any time discontinuing any store operations prior to or after the Closing for any lease for which Seller fails or is unable in a commercially reasonable manner to obtain the consents necessary to transfer such lease to ABPH in connection with the Restructuring contemplated by Section 5.06 and the sale, assignment, transfer and delivery of the ABPH Common Stock to Buyer; provided, however, Seller shall not operate, and shall not permit its wholly-owned subsidiary, Saint Louis Bread Company, Inc. or any of its franchisees, to operate a Saint Louis Bread or Panera Bread bakery/cafe at the location of any such discontinued store, in each such case within one (1) year after the termination of the lease for such store. If ABPH or any of its Affiliates enters into a lease or license for the operation of an Au Bon Pain bakery/cafe at the location of any discontinued store within one (1) year of the termination of any such discontinued store, Buyer or ABPH shall pay to Seller upon its entering into such lease or license an amount equal to five (5) multiplied by the total net EBITDA of such discontinued store during the most recent fifty-two (52) week period during which such store was operated by Seller (adjusted for differences in the occupancy costs of Seller during such fifty-two (52) week period and the standard occupancy costs in such lease or license with ABPH or such Affiliate).

     Section 2.06 Special Provisions for Certain Leases.

     Any provision hereof to the contrary notwithstanding, in the event that a landlord for any one or more of those stores identified on Schedule 2.06 conditions any consent necessary for the transfer of such lease to ABPH and/or the subsequent transfer of the ABPH Common Stock to the Buyer following the transfer of such lease to ABPH on the renewal of such lease, the Buyer shall have the right to conduct the negotiations regarding the renewal terms for such lease and to approve any such renewal terms entered into in connection therewith. In the event that the consent necessary for the transfer to ABPH of any such lease or the ABPH Common Stock following such transfer to ABPH thereafter is not obtained, the Lease Loss Adjustment pursuant to Section 2.03(b) shall not apply with regard to that particular lease and the Purchase Price shall be reduced with respect to such lease by an amount equal to the estimated EBITDA for such store over the remaining term of the lease, based upon the 1997 EBITDA for such store.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller, and to the extent applicable, ABPH hereby makes the following representations and warranties which are subject to the disclosure items set forth on the Schedules hereto, regardless of whether any such Schedule refers to the Section in which such representation or warranty is made:

     Section 3.01 Organization and Good Standing.

     Schedule 3.01 sets forth a list of the states of incorporation of Seller and ABPH and each foreign jurisdiction in which each of Seller (solely by virtue of its ownership and operation of the Au Bon Pain Division) and ABPH is qualified to do business. Each of Seller and ABPH is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted, and to enter into this Agreement and perform its obligations hereunder. Each of Seller and ABPH is qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where such qualification would not have a material adverse effect on the Business. The organizational documents, bylaws and minutes of proceedings of ABPH is complete and correct, has not been amended or repealed since delivery to Buyer, and are in full force and effect.

     Section 3.02 Capital Stock/Subsidiaries and Affiliates.

     (a) Seller owns all right, title and interest in and to one hundred percent (100%) of the issued and outstanding capital stock of ABPH free and clear of all Encumbrances, voting agreements, proxies and restrictions on transfer, except as imposed under Applicable Law. The capital stock and ownership of ABPH is set forth on Schedule 3.02(a) hereto. Seller owns an interest in fourteen (14) separate joint ventures with ABP/LI Associates (the "ABP/LI Joint Ventures"). The ABP/LI Joint Ventures and the percentage of equity interests owned by Seller in each such venture, are set forth on Schedule 3.02(a) hereto. At the Closing, except as described in this Section 3.02, there shall be no issued or outstanding equity securities or instruments convertible into equity securities of ABPH. Except as provided in the Contribution Agreement to be entered into pursuant to Section 5.06, ABPH is not subject to any commitment or obligation which would require the issuance or sale or repurchase of additional shares of its capital stock or debt securities at any time under options, subscriptions, warrants, rights, calls, preemptive rights, convertible obligations or any other fixed or contingent obligations (including, without limitation, under any phantom stock or stock appreciation rights agreements).

     (b) Except for the ownership interests of Seller in the ABP/LI Joint Venture interests to be transferred to ABPH on or prior to the Closing Date in connection with the Restructuring contemplated by Section 5.06, ABPH does not own or control, directly or indirectly, shares of capital stock or other securities of or has any ownership interests in any other corporation or other entity.

     (c) The delivery at the Closing of the certificates representing the ABPH Common Stock owned by the Seller, duly endorsed, shall transfer to Buyer good and valid title to such shares, which title shall be free and clear of all Encumbrances.

     Section 3.03 Execution and Effect of Agreement.

     (a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Restructuring), including, without limitation, the sale, conveyance, transfer and assignment of the ABPH Common Stock to Buyer, have been duly and effectively authorized by all necessary corporate action on the part of Seller, except for the approval of the shareholders of Seller authorizing the transaction contemplated hereby. This Agreement has been duly executed and delivered by Seller and, subject to shareholder approval, constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium, or other similar laws relating to creditors' rights.

     (b) Except as set forth on Schedule 3.03(b), neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby (including the Restructuring) by Seller and ABPH will, with or without the passage of time, or the giving of notice, or both, (i) violate any of the provisions of the certificate of incorporation or bylaws of Seller or ABPH, (ii) violate in any material respect the provisions of any Applicable Law to which Seller or ABPH is subject, (iii) result in the creation of any Encumbrance upon any of the ABPH Common Stock or any of the assets of the Au Bon Pain Division or of ABPH, or (iv) conflict with or result in a breach of or give rise to the right of termination of, or constitute a default of, or accelerate the performance required by, the terms of any Applicable Law or any other restriction of any kind or character, or any material agreement, indenture, mortgage, deed of trust, lease, contract, note, bond, license, permit, authorization or other instrument to or by which Seller, or ABPH is a party or bound.

     Section 3.04 Consents.

     Except as set forth on Schedule 3.04, no consent or approval of any Governmental Authority, or of any other Person is required as a condition to the validity or enforceability of this Agreement or any other Transaction Documents to be executed by Seller, or for the completion or validity of any of the transactions contemplated by this Agreement, including the Restructuring contemplated by Section 5.06.

     Section 3.05 ABP Division Financial Statements.

     (a) Attached as Schedule 3.05 are true and complete copies of the pro-forma consolidated balance sheet of the Au Bon Pain Division as of December 27, 1997 and at April 18, 1998, and pro-forma consolidated statements of revenue, EBIT and EBITDA for each of such fiscal years in the three (3) year period ended December 27, 1997, for the sixteen (16) week period ended April 18, 1998, and for the twelve (12) week period ended July 11, 1998 (collectively, the "ABP Division Financial Statements"). Except as disclosed in the footnotes to the ABP Division Financial Statements, the ABP Division Financial Statements have been prepared from the books and records of the Au Bon Pain Division in accordance with GAAP, and fairly present the financial condition and pro forma results of operations of each of the Au Bon Pain Division on a consolidated basis at and for the dates and periods indicated.

     (b) The ABP Division Financial Statements fairly and accurately reflect all transactions since December 25, 1994 on a pro forma basis and include all adjustments that the Seller considers necessary for a fair presentation of the financial condition and results of operations of the Au Bon Pain Division as of the date thereof and for the period covered thereby.

     (c) As of the date of this Agreement, ABPH has no liabilities or obligations, whether known or unknown, accrued, absolute, contingent or otherwise, except and to the extent as incurred in connection with the usual and ordinary course of ABPH's business since April 18, 1998 and that are reflected in the books of account of ABPH subject to period end adjustments which are not, in the aggregate, material to ABPH. At Closing, ABPH will have no liabilities or obligations, whether known or unknown, accrued, absolute, contingent or otherwise except and to the extent (i) disclosed in any of the Transaction Documents, (ii) reflected or reserved against in the ABP Division Financial Statements or (iii) of current liabilities incurred in connection with the usual and ordinary course of the Business of ABPH consistent with its past practices since April 18, 1998, and that are reflected in the books of account of ABPH subject to period end adjustments which are not, in the aggregate, material to ABPH. No dividends or other distributions to their shareholder are currently due or unpaid by ABPH.

     Section 3.06 Lawsuits and Proceedings.

     Except as set forth on Schedule 3.06, there is no suit, claim, action, audit, investigation or proceeding pending or, to Seller's knowledge, threatened against Seller or ABPH before or involving any Governmental Authority. Neither the Seller nor ABPH is in default with respect to any decree, injunction or other order of any Governmental Authority. Neither the Seller nor ABPH is a party to any consent decree or settlement with any Governmental Authority, nor is there such a consent decree or settlement affecting the Au Bon Pain Division.

     Section 3.07 Compliance With Laws.

     Except as set forth on Schedule 3.07, each of Seller and ABPH has conducted and conducts its business, and has maintained and maintains its assets, in material compliance with all (and has not received notice of a claimed material violation of any) Applicable Laws applicable to, binding upon or affecting the Au Bon Pain Division and ABPH or any of their respective assets.

     Section 3.08 Licenses and Permits.

     Each of the Seller and ABPH possess all material licenses, permits, and other governmental consents, certificates, approvals, or other authorizations necessary for operation of the Business at the locations and in the manner presently operated (the "Permits"). Except as set forth on Schedule 3.08, (a) each of the Seller and ABPH and the Au Bon Pain Division has complied with the terms and conditions of all such Permits and all such Permits are in full force and effect (and no notice of a claimed material violation of any such Permits has been received), and (b) there has occurred no event nor is any event, action, investigation or proceeding pending or threatened which would cause or permit revocation or suspension of or otherwise adversely affect the maintenance of any such Permits. The transactions contemplated by this Agreement will not lead to the revocation, cancellation, termination or suspension of any such Permits.

     Section 3.09 Insurance.

     Schedule 3.09 sets forth a list and description of all policies of fire, casualty, liability, worker's compensation, life and other forms of insurance currently carried by the Seller for the Au Bon Pain Division and ABPH, including with respect to each policy a description of the types and limits of the coverage, the amount of premiums, the name of the carrier, the policy number, the expiration date of the current premium period. Neither Seller nor ABPH is in default with respect to any material provision contained in any insurance policy or has failed to give any notice or present any claim thereunder in due and timely fashion, and no cancellation or non-renewal has been threatened or occurred with respect to any policy. There are no pending claims against any insurance policy which have been denied.

     Section 3.10 Agreements.

     (a) Schedule 3.10 sets forth a correct and complete list of all material written contracts, agreements and other instruments to which each of Seller (only with respect to those material contracts, agreements and other instruments to be assigned to ABPH in connection with the Restructuring) and/or ABPH is a party (the "Material Contracts"). Each of the Material Contracts is the valid and binding obligation of Seller and/or ABPH, as applicable, enforceable against it or them in accordance with its terms, except to the extent limited by: (1) bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium, or other similar laws relating to creditors' rights, and (2) the discretionary nature of any remedies relating to specific performance, injunctive and other equitable relief. Except as set forth on Schedule 3.10, neither Seller nor ABPH, nor to the best of Seller's knowledge, any other party, is in material default with respect to, and to Seller's knowledge, there exists no event, condition or occurrence which with notice, lapse of time or both, would constitute such a default by Seller or ABPH under, any of the Material Contracts. As of the Closing Date, Seller or ABPH will have paid all sums and performed all obligations under the Material Contracts which are required to be paid or performed prior to the Closing Date.

     (b) Except as set forth on Schedule 3.10, there are no contractual agreements which prohibit or limit the right of Seller to establish and operate, or to allow others to establish and operate, Au Bon Pain bakery/cafes.

     Section 3.11 Taxes.

     (a) Each of Seller and ABPH has duly and timely filed all applicable Returns with respect to all income, property, sales, use, gross receipts, value-added, profits, occupancy, employment, excise, withholding, customs, duties or other taxes of any nature whatsoever, whether of the United States, a state or otherwise, including, without limitation, penalties and interest thereon, ("Taxes") required to be filed prior to the date hereof and, as of the Closing Date, to the Closing Date. All Taxes, regardless of whether shown on the Returns or pursuant to any declarations or assessments received by ABPH (including estimated taxes, penalties and interest) have been duly and timely paid, or, if not yet due, properly accrued and reserved for and reflected in the books of account of ABPH. All such Returns are true, correct and complete, and Seller knows of no currently pending or threatened claims or assessments that have not been accrued for in the ABP Financial Statements. There exists no tax deficiency or unpaid tax assessed by any authority against ABPH.

     (b) ABPH has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case, for any Tax period that remains open.

     (c) ABPH has not filed a consent under Tax Code Section 341(f) concerning collapsible corporations. ABPH has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Tax Code Section 280G. ABPH has not been and is not party to any Tax allocation or sharing agreement. ABPH has not been a member of an Affiliated Group filing a consolidated federal income Return, other than groups the common parent of which is Seller.

     (d) Except with respect to income Taxes, all tax accruals and deferrals are properly and accurately reflected on the ABP Division Financial Statements. Except with respect to income Taxes, the unpaid Taxes of ABPH (A) did not exceed the reserve for Tax Liability set forth on the face of the ABP Division Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ABPH and Seller in filing their Returns.

     (e) Schedule 3.11(e) contains a list of all states and other jurisdictions where Seller (solely with respect to its ownership and operation of the Au Bon Pain Division) and ABPH has filed Returns during the past three years or expects to file Returns during the Seller's current fiscal year. Schedule 3.11(e) also indicates those Returns, including consolidated Returns, that have been audited to which ABPH was a party, and those Returns, including consolidated Returns, that currently are the subject of audit to which ABPH was a party. Seller has delivered or made available to Buyer correct and complete copies of all federal income Returns, including consolidated Returns, to which ABPH was a party, examination reports, and statements of deficiencies assessed against or agreed to by ABPH, either directly or indirectly as the result of being a member of a consolidated group, for all tax years that the statute of limitations for assessments has not ended.

     (f) Each Affiliated Group has filed all income Returns that it was required to file for each taxable period during which ABPH was a member of the group. All such Returns were correct and complete (A) in all respects in so far as they relate to ABPH and (B) in all material respects in so far as they do not relate to ABPH. All income Taxes owed by any Affiliated Group (regardless of whether shown on any Return) have been paid for each taxable period during which ABPH was a member of the group.

     (g) None of Seller or any director or officer (or employee responsible for Tax matters) of any of Seller and its subsidiaries expects any authority to assess any additional income Taxes against any Affiliated Group for any taxable period during which ABPH was a member of the group. Except as set forth on
Schedule 3.11(g), no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which ABPH was a member of the group.

     (h) ABPH has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     Section 3.12 Banks.

     Schedule 3.12 sets forth the name of each bank or other depository in which Seller (solely with respect to the Au Bon Pain Division) and ABPH has an account and the number assigned to each account, and the names of all authorized signatories thereto.

     Section 3.13 Claims of Employees, Directors, and Officers.

     No Employee, director or officer of ABPH, either individually or in any other capacity, has asserted a claim against Seller or any of ABPH which has not been resolved, except in respect of their right to current salary or wages, any accrued vacation pay, and reasonable reimbursable expenses, all arising in the ordinary course of business.

     Section 3.14 Affiliate Transactions.

     Schedule 3.14 sets forth a true and complete list of all amounts that are due and payable (including amounts that have arisen in respect of intercompany transactions) by any Affiliate (including Seller) of ABPH to ABPH.

     Section 3.15 Intellectual Property.

     Schedule 3.15 contains a true, correct and complete list and description of all Intellectual Property of the Seller and ABPH, in each case relating to the Business, consisting of registered patents, copyrights, trademarks, trade names, service marks, service names and any applications for registrations of any of the foregoing, and further consisting of (i) computer software (other than mass-marketed software purchased or licensed for less than a total of $10,000), and (ii) licenses or similar agreements for Intellectual Property to which Seller (to the extent relating to the Business) or ABPH is a party. To Seller's knowledge, except as set forth on Schedule 3.15, the conduct of the Business does not infringe upon, conflict with, or violate the rights of others in respect of any Intellectual Property and none of the Seller or ABPH has received notice that any claim or proceeding is pending or threatened in respect of any Intellectual Property or that Seller or ABPH has infringed upon, conflicted with, or violated any Intellectual Property of any third party. Except as set forth on Schedule 3.15, all of the Intellectual Property necessary for the conduct of the Business will be owned by or licensed to ABPH as of the Closing, including, without limitation, the unregistered trademarks, service marks, copyrights and trade names described on Schedule 3.15. With respect to the compatibility of the Au Bon Pain Division's computer systems upon the advent of the year 2000 (the so-called "Year 2000" or "Y2k" issue), Seller's computer systems are in the process of being tested for Year 2000 compliance, which testing is expected to continue into 1999. Seller expects that the Au Bon Pain Division's Point-Of-Sale system and store managers' work stations will require modification or replacement. Other secondary systems associated with the Au Bon Pain Division's retail operations are in the process of being tested and may require modification or replacement.

     Section 3.16 Extraordinary Transactions.

     Except as set forth on Schedule 3.16, since April 18, 1998, neither Seller nor ABPH has, nor as of the Closing will have (i) mortgaged, pledged or subjected to any Encumbrance any of its assets; (ii) canceled or compromised any material claim of or material debts owed to it in respect of the Business; (iii) except in the ordinary course of business, sold, leased or transferred any of the assets of the Business; (iv) sold, assigned or transferred any of the Intellectual Property of the Business; (v) suffered any material destruction, loss or damage to any of the assets of the Business; (v) paid any dividends in respect of its capital stock; (vi) increased any salaries or bonuses of employees of the Au Bon Division for any employee with an annual salary of $50,000 or higher; (vii) made any material change in its accounting or cash management policies and practices; (viii) committed ABPH to make any capital expenditures except in the ordinary course of its business or as permitted pursuant to Section 6.01 in connection with Seller's ABP2000 program; or (ix) entered into any transactions with any of its Affiliates except in the ordinary course of business or as may otherwise be disclosed in this Agreement and the Schedules hereto.

     Section 3.17 Accounts Receivable.

     To the best of Seller's knowledge, the accounts receivable of the Business are good and collectible in amounts equal to the aggregate face amounts thereof, after giving effect to any reserves for bad debts and contractual allowances reflected on the books of the Seller. The foregoing notwithstanding, the note receivable of Northern Bakers and the long-term receivables reflected on Seller's "Other Asset" account shall be assigned to ABPH at the Closing without representation or warranty by Seller as to their collectability.

     Section 3.18 Broker and Finder Fees.

     Other than Peter J. Solomon Company Limited (whose fee shall be paid by Seller), neither Seller nor ABPH has engaged any broker or finder in connection with this transaction, and no action by any of the foregoing will cause or support any claim to be asserted against ABPH or Buyer by any broker, finder or intermediary in connection with this transaction.

     Section 3.19 Employees.

     Schedule 3.19 sets forth a true, correct and complete list of all current employees of ABPH and of Seller who shall be offered employment with ABPH upon the completion of the Restructuring contemplated by Section 5.06 immediately prior to the Closing and whose current annual salary exceeds $80,000 (the "Employees").

     Section 3.20 Employment Matters.

     No employees are members of any collective bargaining unit or a party to any union agreement. Except as set forth on Schedule 3.20, neither Seller nor ABPH has any written employment agreements with any Employees. Schedule 3.20 also identifies certain other employees of Seller with written employment agreements who may be offered employment with ABPH. Except as set forth on
Schedule 3.20, there are no controversies pending or in progress between Seller or ABPH and its employees and, to Seller's knowledge, no such controversies are threatened nor is there any basis for such a controversy. Each of Seller (with respect to the Business) and ABPH is in substantial compliance with all material laws respecting occupational health and safety, employment, employment practices, and terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practice and there is not now pending or threatened any charge or complaint against ABPH by any Governmental Authority. Prior to the date hereof, neither Seller nor ABPH has taken any acts that would subject it to liability under the U.S. Worker Adjustment and Retraining Notification Act (the "WARN Act").

     Section 3.21 Employee Benefit Matters.

     (a) Schedule 3.21 lists all Benefit Plans that Seller or ABPH maintains, to which they contribute, or to which they have an obligation to contribute with respect to any current or former employee of Seller or ABPH, or with respect to which Seller or ABPH otherwise reasonably expects to have any liability or potential liability (regardless of whether any such plan has terminated or regardless of whether any such plan is or was maintained for current or former employees of Seller or ABPH or current or former employees of any other member of the Controlled Group of Companies).

     (b) Neither Seller nor ABPH maintains or has any obligation to contribute to (or any other liability with respect to) any Benefit Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

     (c) Neither Seller nor ABPH has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any Multiemployer Plan.

     (d) Neither Seller nor ABPH maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement, regardless of whether terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Tax Code or as required by applicable state law).

     (e) Neither Seller nor ABPH maintains or has any obligation to contribute to (or any other liability with respect to) any Benefit Plan which is a "defined contribution plan" (as defined in Section 3(34) of ERISA), regardless of whether terminated, other than the Au Bon Pain Co., Inc. 401(k) Plan.

     (f) With respect to each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the appropriate balance sheet. The Benefit Plans have no unfunded liabilities.

     (g) Each Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in all material respects with the applicable provisions of ERISA, the Tax Code and all other applicable laws. Neither Seller nor ABPH nor any trustee or administrator of the Benefit Plans has engaged in any transaction with respect to any Benefit Plan which could subject Seller or ABPH or any trustee or administrator of the Benefit Plans or any party dealing with the Benefit Plans to any tax or penalty imposed under applicable law. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Benefit Plans (other than routine claims for benefits) are pending or threatened, and neither Seller nor ABPH has any knowledge of any facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands.

     (h) None of the Benefit Plans obligates Seller or ABPH to pay separation, severance, termination or similar-type benefits solely as a result of the transactions contemplated by this Agreement or solely as a result of a "change in control", as such term is defined in Section 280G of the Tax Code.

     (i) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Tax Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Tax Code of such Benefit Plan, and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Benefit Plan or the tax-exempt status of such related trust.

     (j) With respect to each Benefit Plan, Seller has provided or has made available to Buyer true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Benefit Plans are maintained, funded and administered, (ii) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (iii) the three (3) most recent actuarial reports, (iv) the three (3) most recent financial statements, and (v) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions).

     Section 3.22 Environmental Matters.

     (a) The facilities occupied or used by the Au Bon Pain Division and ABPH and any other real property leased to Seller for use by the Au Bon Pain Division or ABPH (collectively, the "Property") comply in all material respects with all Environmental Laws, and each of Seller and ABPH is in compliance in all material respects with all Environmental Laws in connection with the ownership, use, maintenance or operation of such Property and the Business.

     (b) Each of Seller (solely with respect to the Au Bon Pain Division) and ABPH has all material permits, registrations, approvals and licenses required by any Environmental Law.

     (c) There are no claims, notices of violations, notice letters, investigations, inquiries or other proceedings now pending or, to Seller's knowledge, threatened by any Governmental Authority or third Person with respect to the Business or any Property in connection with any actual or alleged failure to comply with any requirement of any Environmental Law or any liabilities or potential liabilities arising under Environmental Law.

     (d) Neither the Au Bon Pain Division nor ABPH has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substances or owned or operated any Property or other facility so as to give rise to material liabilities of Seller, the Au Bon Pain Division or ABPH pursuant to Environmental Laws.

     Section 3.23 Real Property.

     (a) Neither Seller nor ABPH owns any real property. Set forth on Schedule
3.23 is a true, correct and complete list of all leases, subleases and other occupancy agreements, including all amendments and other modifications (the "Leases") to which Seller (with respect to the Au Bon Pain Division) is the "tenant", "subtenant" or other lessee party or is otherwise bound as a guarantor, excluding a lease for property located at Two Penn Plaza, New York. The full street addresses of all real property at which Seller currently operates company-owned Au Bon Pain bakery/cafe stores pursuant to any of the Leases or maintains office or commissary facilities necessary for the operation of the Business (the "Leased Property") is also set forth on Schedule 3.23. As of the date hereof, ABPH is not a "tenant", "subtenant" or other lessee party under any lease of real property. Seller has good and valid leasehold interests in and to all of the Leased Property, subject to no liens, encroachments, Encumbrances or other defects in title (collectively, "Liens") except as described in Schedule 3.23. Seller also has good and valid leasehold interests as "tenant" and as "sublessor" in and to the leases and subleases, respectively, for those store locations identified on Schedule 3.23 as "Franchise Locations for which Seller Subleases or Guarantees the Leases" (excluding Dallas/Fort Worth International Airport) (the "Subleased Franchise Locations"), subject to no Liens except as described in Schedule 3.23. Each Lease is in full force and effect and is enforceable in accordance with its terms. Except as disclosed on
Schedule 3.23, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a default by Seller or, to Seller's knowledge, by the landlord under any Lease or by landlord or subtenant under any lease or sublease for any of the Subleased Franchise Locations. Seller has previously delivered or made available to Buyer true and complete copies of all the Leases.

     (b) The Leased Property and the Subleased Franchise Locations constitute all of the real property leased, occupied or otherwise utilized by Seller in connection with the Business, and there is no real property leased by Seller that will be transferred to ABPH which is not being used by Seller in the administration or operation of the Business. Other than Seller and ABPH, there are no parties in possession or parties having any current or future right to occupy any of the Leased Property during the term of any of the respective Leases for such Leased Property. Except for maintenance and repairs necessary in the ordinary course of business, the Leased Property is in good condition and repair and is sufficient for the conduct of the Business. Except as disclosed in this Agreement, there exists no material violation of any covenant, condition, restriction, easement, agreement or order to which Seller is a party or otherwise has knowledge affecting any portion of the Leased Property. Except as disclosed on Schedule 3.23, there is no pending or, to the knowledge of Seller or ABPH, any threatened condemnation proceeding affecting any portion of the Leased Property.

     Section 3.24 Title to Assets.

     Seller and ABPH has good title to all of the assets reflected in the ABP Division Financial Statements, free and clear of all Encumbrances, except for the Encumbrances reflected on Schedule 3.24 and such assets, together with any assets leased by Seller for use by the Au Bon Pain Division (which leases shall be transferred to ABPH in connection with the Restructuring, except as otherwise provided in this Agreement), constitute all of the assets necessary to conduct the Business of the Au Bon Pain Division. At or prior to the Closing, all such owned and leased assets, except as otherwise provided in this Agreement, shall be transferred to ABPH in connection with the Restructuring contemplated by
Section 5.06 free and clear of all Encumbrances, except to the extent otherwise disclosed on Schedule 3.24.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

     In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby makes the following representations and warranties:

     Section 4.01 Organization and Good Standing.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted.

     Section 4.02 Execution and Effect of Agreement.

     Buyer has full corporate power and authority to enter into this Agreement and to perform the obligations to be performed by Buyer hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium, or other similar laws relating to creditors' rights.

     Section 4.03 Restrictions.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the passage of time, or the giving of notice, or both, (i) violate any of the provisions of the certificate of incorporation or bylaws of Buyer, (ii) violate in any material respect the provisions of any Applicable Law to which Buyer is subject, (iii) conflict with or result in a breach of or give rise to the right of termination of, or constitute a default of, or accelerate the performance required by, the terms of any Applicable Law or any other restriction of any kind or character, or any material agreement, indenture, mortgage, deed of trust, lease, contract, note, bond, license, permit, authorization or other instrument to or by which Buyer is a party or bound.

     Section 4.04 Consents.

     No consent or approval of any Governmental Authority, or of any other Person, is required by Buyer as a condition to (a) the validity or enforceability of this Agreement or any other Transaction Documents to be executed by Buyer, or (b) the completion or validity of any of the transactions contemplated by this Agreement, except for compliance with and approval under the H-S-R Act, and other consents or approvals specified in this Agreement.

     Section 4.05 Lawsuits and Proceedings.

     There is no suit, claim, action, audit, investigation or proceeding pending or, to Buyer's knowledge, threatened against Buyer before or involving any Governmental Authority. The Buyer is not in default with respect to any decree, injunction or other order of any Governmental Authority.

     Section 4.06 Broker and Finder Fees.

     Buyer has not engaged any broker or finder in connection with this transaction, and no action by Buyer will cause or support any claim to be asserted against the Seller by any broker, finder or intermediary in connection with this transaction.

     Section 4.07 Financing and Net Worth.

     Buyer has obtained in good faith a bona fide commitment letter: (a) from Societe Generale dated July 9, 1998, a true and complete copy of which is attached hereto as Schedule 4.07(a), and (b) from Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), a true and complete copy of which is attached hereto as
Schedule 4.07(b) providing for debt and equity financing sufficient to pay the Purchase Price. To the best of Buyer's knowledge, no facts or circumstances exist as of the date of this Agreement that would be reasonably likely to result in the failure to complete such financing with Societe Generale or BRS upon the terms set forth in such commitment letters. After giving effect to the transactions contemplated by this Agreement, ABPH will have a net worth, computed in accordance with GAAP, of not less than $15,000,000.

     Section 4.08 Acknowledgement of Certain Saint Louis Bread Proprietary
Rights.

     In addition to the various assets, properties and proprietary rights of Saint Louis Bread, Inc. or of Seller related to the operation of its Saint Louis Bread/Panera Bread unit (the "SLB Rights"), Buyer expressly acknowledges that certain of the SLB Rights which are described on Schedule 4.08, are the sole and exclusive property of Saint Louis Bread, Inc. and/or Seller, and shall not be transferred to ABPH in connection with the Restructuring or the transactions contemplated by this Agreement.

                                    ARTICLE V

                             COVENANTS OF THE SELLER

     Section 5.01 Conduct of Business of Seller.

     From the date of this Agreement until the Closing Date,

     (a) the Seller shall:

         (i) maintain itself as a corporation duly incorporated and in good standing under the laws of the State of Delaware and conduct the Business in substantially the same manner as it historically has been conducted in the usual and ordinary course; and

         (ii) use reasonable commercial efforts to maintain and/or preserve the Business and employees, customers, suppliers and operations as an ongoing business in accordance with past practices and customs, except that Seller shall be permitted to close certain of its restaurant operations as described in
Schedule 5.01(a);

     (b) without the prior written consent of Buyer, Seller shall not:

         (i) enter into any transaction (including commitments for capital expenditures except in accordance with Section 6.01) relating to the Business other than in the ordinary course of business;

         (ii) materially change the extent or character of the Business;

         (iii) sell, assign, transfer, lease or remove any material assets (tangible and intangible) from any facilities or premises of the Au Bon Pain Division, unless such assets are replaced before the Closing Date with similar items of equal quality and utility;

         (iv) pay to any current or former employee of the Business any compensation or other benefit that is not (A) required by a plan, trust, agreement or other arrangement in effect on or before the date hereof and disclosed in a schedule to this Agreement, or (B) salaries and bonuses in the ordinary course of business;

         (v) adopt, amend, or increase any benefits payable under, any employee benefit, welfare, compensation, or other "fringe benefit" plan, trust, agreement or arrangement, including any thrift, pension, savings, retirement, stock bonus, stock option, stock purchase, profit sharing, group insurance, medical reimbursement, deferred compensation, or other similar plan, including any Benefit Plan as defined in Section 3.21, in each such case such that any such action will not be binding upon or create any liability or obligation of ABPH prior to or after the Closing, except that the Seller may increase annual compensation to employees of the Au Bon Pain Division with an annual salary of less than $50,000 in the ordinary course of business on a basis consistent with past practices;

         (vi) discontinue or materially diminish any insurance coverage applicable to the Business;

         (vii) cancel or compromise any material legal right or claim of or debts owed to Seller in respect of the Business;

         (viii) enter into any non-competition, non-solicitation or indemnification agreements with any Person, the terms of which shall be binding upon ABPH after the Closing;

         (ix) incur or suffer to exist any indebtedness of or Encumbrance upon any assets of Seller which shall constitute a liability of ABPH after the Closing, except: (1) to the extent incurred pursuant to contracts entered into on or prior to the date hereof; or (2) which otherwise is incurred in the ordinary and usual course of business; or (3) which shall be discharged on or prior to the Closing Date; or (4) which is contemplated by any of the Transaction Documents to be incurred prior to the Closing Date;

         (x) (i) mortgage, pledge or subject to any Encumbrance any of its assets; (ii) cancel or compromise any material claim of or material debts owed to it in respect of the Business; (iii) except in the ordinary course of business, sell, lease or transfer any of the assets of the Business; (iv) sell, assign or transfer any of the Intellectual Property of the Business; (v) pay any dividends in respect of its capital stock; (vi) increase any salaries or bonuses of its employees for any employee with an annual salary of $50,000 or higher; (vii) materially change its accounting or cash management policies and practices; (viii) enter into any transactions with any of its Affiliates except in the ordinary course of business or as may otherwise be contemplated by this Agreement and the Schedules hereto or (ix) unless otherwise agreed upon by both Buyer and Seller upon mutually acceptable terms and conditions, commence the conversion or remodeling of any of its bakery/cafes in accordance with its ABP2000 program;

         (xi) enter into any amendments for any of its store leases to be transferred to ABPH in connection with the Restructuring which would have the effect of shifting the economic impact of such amendments from the first year of such lease immediately following the Closing into subsequent years so as to avoid any Lease Fee Adjustment that would otherwise result from such amendment; or

         (xii) agree to do, or acquiesce in, any of the foregoing acts.

     (c) the Seller shall cause ABPH to, and ABPH shall:

         (i) maintain itself as a corporation duly incorporated and in good standing under its state of incorporation and conduct its Business in the same manner as it historically has been conducted in the usual and ordinary course; and

         (ii) use reasonable commercial efforts to maintain and/or preserve its assets in accordance with past practices and customs; and

         (iii) not make any change or amendment to its certificate of incorporation or bylaws.

     (d) without the prior written consent of Buyer, the Seller shall not permit ABPH to:

         (i) enter into any transaction other than in the ordinary course of business;

         (ii) enter into any transaction with any Affiliate, except as otherwise provided for herein, or any transaction which is not at arms-length with any unaffiliated Person;

         (iii) wind-up, dissolve, liquidate (completely or partially), acquire any capital assets, other than in the ordinary course of business, merge or consolidate into or with any other person, or sell, lease, exchange, transfer, or otherwise dispose of, or grant to any person a right or option to lease, acquire, or purchase any material amount of the assets of ABPH or the Au Bon Pain Division (including any part of them or any interest therein), except as expressly contemplated by this Agreement;

         (iv) sell, assign, transfer, lease or remove or suffer any material uninsured casualty loss of any material assets (tangible and intangible) from ABPH or the Au Bon Pain Division facilities or premises, unless such assets are replaced before the Closing Date with similar items of equal quality and utility and without incurring any indebtedness or Encumbrance;

         (v) issue any shares of capital stock of ABPH or any securities convertible into or exercisable or exchangeable for capital stock or options to purchase capital stock or other rights in respect of any of the foregoing; provided, however, ABPH may issue to Seller shares of its capital stock in consideration of the Seller assigning its interest in certain leases, contracts and assets to ABPH pursuant to the Restructuring contemplated by Section 5.06;

         (vi) declare, set aside, pay or make any dividend or other distribution or payment with respect to, or redeem, purchase, or otherwise acquire, split, combine, or reclassify, any shares of their capital stock or otherwise change their capital structure;

         (vii) discontinue or materially diminish any insurance coverage applicable to them;

         (viii) cancel or compromise any material contract of, or legal right or claim of or debts owed to, ABPH or the Au Bon Pain Division;

         (ix) enter into any non-competition, non-solicitation or indemnification agreements with any third Person, the terms of which shall survive the Closing Date;

         (x) incur or suffer to exist any indebtedness of or Encumbrance upon any assets of any of ABPH or the Au Bon Pain Division, except: (1) to the extent incurred pursuant to contracts entered into by Seller or ABPH on or prior to the date hereof; or (2) which otherwise is incurred in the ordinary and usual course of business; or (3) which shall be discharged on or prior to the Closing Date; or (4) which is contemplated by any of the Transaction Documents to be incurred prior to the Closing Date.

         (xi) agree to do, or acquiesce in, any of the foregoing acts.

     Section 5.02 Access to Information.

     Except as may be deemed appropriate by Seller to ensure compliance with any Applicable Laws, from the date of this Agreement until the Closing Date, the Seller shall, and shall cause the Au Bon Pain Division and ABPH to, give Buyer and its representatives (including financing sources) reasonable access to all information (financial or otherwise) relating to the Business reasonably requested by or on behalf of Buyer, its financing sources, and their respective representatives, including, without limitation, at all reasonable times and upon reasonable notice, access to books, records, Returns, facilities, properties, officers, accountants and representatives. Buyer shall use best efforts to minimize any disruption to the Business, and shall not otherwise interfere with the operation of the Business of the Au Bon Pain Division by Seller so long as such operation is in the ordinary course of business consistent with past custom and practice.

     Section 5.03 Resolution of Affiliated Transactions.

     On or prior to the Closing, Seller shall pay, satisfy, discharge and release any and all claims of Seller against ABPH, all of which are reflected on
Schedule 3.14, unless otherwise specifically noted thereon.

     Section 5.04 Transfer or Encumbrance of the ABPH Common Stock.

     From the date hereof until the Closing, the Seller shall not (a) sell, transfer, issue or otherwise convey any interest in or to any of the ABPH Common Stock or any options, warrants or other rights to acquire shares of the ABPH Common Stock or (b) incur or allow to exist any Encumbrances upon any shares of the ABPH Common Stock which shall survive the Closing.

     Section 5.05 Non-Solicitation of Employees.

     (a) From and after the Closing Date until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall, on its own behalf or on behalf of any other Person, without prior written approval of Buyer, directly or indirectly solicit any person who is an employee (with a salary in excess of $40,000) of ABPH at any time on or after the date of this Agreement to terminate his or her relationship with ABPH.

     (b) From and after the Closing Date until the second anniversary of the Closing Date, neither the Buyer nor any of its Affiliates shall, on its own behalf or on behalf of any other Person, without prior written approval of Seller, directly or indirectly solicit any person who is an employee (with a salary in excess of $40,000) of the Seller or any of its subsidiaries on or after the date of this Agreement to terminate his or her relationship with the Seller or any of its subsidiaries.

     Section 5.06 Transfer of Assets and Assumption of Liabilities.

     Immediately prior to the Closing and only for the purpose of consummating the transactions contemplated by this Agreement, Seller shall transfer and assign or sublease to ABPH (for no additional consideration from Buyer) all of Seller's right, title and interest in and to the assets (including Intellectual Property), contracts, leases and agreements including, without limitation, all development agreements and individual franchise agreements (foreign and domestic) and ABPH shall assume certain liabilities, in each case relating to the Au Bon Pain Division, pursuant to a Contribution Agreement to be entered into in the form attached hereto as Exhibit 5.06 (the "Restructuring") on terms which include all authorizations and consents which are necessary to permit the sale of the ABPH Common Stock to Buyer; provided, however, that Seller shall not assign or sublease to ABPH any store lease or other contract for which it fails or is unable to obtain a consent required under or in connection with such lease as a condition to such assignment or sublease or to the sale of the ABPH Common Stock to Buyer as contemplated herein.

     Section 5.07 Change of Corporate Name.

     At the Closing, Seller shall change its corporate name to any name which does not include the name "Au Bon Pain". From and after the Closing, Seller and its Affiliates shall cease using the trade name "Au Bon Pain" in connection with any of its business activities, except for any stores franchised by Buyer to Seller pursuant to Section 2.05(b).

                                   ARTICLE VI

                          COVENANTS OF BUYER AND SELLER

     Section 6.01. Seller Consents.

     (a) As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller shall use its commercially reasonable best efforts to obtain the written consent of the Persons whose approval is required in order for Seller to effect the transactions contemplated (including those transactions contemplated by the Contribution Agreement entered into pursuant to Section 5.06) and shall furnish to Buyer executed copies of such consents. In addition, Seller shall use its commercially reasonable best efforts to obtain the written consent of all Persons necessary to permit the transfer to ABPH, and thereupon to consummate the transactions contemplated by this Agreement, of those leases designated on Attachment "A" to Schedule 3.23 and designated as "Franchise Locations for which Seller Subleases or Guarantees the Leases"; provided, however, that the failure of Seller to secure any such consents shall not be a condition to the consummation of the transactions contemplated hereby. The requested form of all consents referred to above in this Section 6.01 that will be sent by Seller shall be provided to Buyer prior to their transmittal and shall be reasonably acceptable to Buyer. Seller shall use best efforts to obtain all governmental approvals and consents necessary or required for the consummation of the transactions contemplated hereby in form and substance reasonably satisfactory to Buyer. Seller shall pay and assume all fees and expenses incurred and paid or to be paid to all landlords of all Au Bon Pain bakery/cafes in connection with obtaining all such approvals and consents. Seller may, as an inducement to any landlord to provide such approval or consent, commit on behalf of ABPH (but not as a liability of Seller) to remodel the premises which is the subject of such approval or consent in accordance with Seller's ABP2000 remodeling program; provided, that: (i) the remaining lease term for any such store (including all option terms available under such lease) continues until at least December 31, 2001; and (ii) such commitments shall not require the remodeling of more than twenty (20) stores in the aggregate.

     (b) With respect to those leases identified on Schedule 6.01, if, after a request made by Seller for consent to transfer such lease to ABPH in connection with the consummation of the transactions pursuant to this Agreement, the landlord for such lease does not provide such consent on or immediately prior to the Closing Date (or Seller reasonably determines that a request for such consent cannot be made without unduly risking a termination of such lease pursuant to any so-called "recapture" provision contained in such lease), Seller shall assign such lease to a designee of Buyer immediately prior to the Closing who shall become an Au Bon Pain franchisee pursuant to a franchise agreement in form and substance mutually satisfactory to Buyer and Seller, and no Lease Loss Adjustment shall be made with respect any such Leases.

     Section 6.02. Buyer Consents.

     As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Buyer shall use its best efforts to obtain the written consent of the persons and entities (other than with respect to landlords of the stores) whose approval is required in order for Buyer to effect the transactions contemplated hereby and shall furnish to Seller executed copies of such consents. Buyer shall use best efforts to obtain all governmental approvals and consents necessary or required for the consummation of the transactions contemplated hereby.

     Section 6.03. Stockholders' Meeting.

     Subject to Seller's right to terminate this Agreement pursuant to Section 10.01(d), Seller shall take all action necessary to convene a special meeting of Sellers stockholders in accordance with Applicable Law and its Certificate of Incorporation and bylaws as promptly as practicable for the purpose of considering and taking action on this Agreement. The board of directors of Seller shall recommend, subject to its right to consider and recommend to stockholders an Alternative Transaction pursuant to Section 10.01(d), that Sellers' stockholders vote in favor of and approve this Agreement and the transactions contemplated hereby. In connection therewith, Seller shall prepare and file with the SEC proxy materials, and use its best efforts to respond promptly to any SEC comments with respect to such proxy materials, and thereafter to cause its final proxy statement and form of proxy to be mailed to Seller's stockholders, all in compliance with Applicable Law. Seller shall provide Buyer with a reasonable opportunity to review and comment upon Seller's proxy statement prior to its filing with the SEC, and shall keep Buyer informed of any comments and/or requests for amendments to such proxy statement from the SEC or its staff, and shall provide Buyer with a reasonable opportunity to review and comment upon any amendments or supplements to such proxy statement.

     Section 6.04. Buyer's Financing.

     From and after the date hereof, Buyer shall diligently undertake in good faith to cause all conditions necessary from the completion of the financing transactions contemplated by the commitment letters attached hereto as Schedule 4.07, and shall use best efforts to complete such financing upon the terms contained in such commitment letters in a timely manner so as not to delay or prevent the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VII

                         OTHER COVENANTS OF THE PARTIES

     Section 7.01 Further Assurances.

     Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under this Agreement and Applicable Laws to consummate the transactions contemplated by this Agreement. Buyer and Seller shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Except as otherwise expressly set forth in the Transaction Documents (including, without limitation, as set forth in Section 6.01), nothing in this Section 7.01 shall require Buyer or Seller or ABPH or any of their Affiliates to make any payments in order to obtain any consents or approvals necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement. Buyer and Seller acknowledge and agree that, except for the express covenants contained herein and in the Transaction Documents, nothing contained herein is intended to, nor shall operate as, any restriction or limitation on the general operating procedures, practices and policies or the marketing and business strategies (including the trade dress) of Seller's affiliate, Saint Louis Bread Company, Inc., or of the Business of the Au Bon Pain Division upon its transfer to ABPH as contemplated by this Agreement.

     Section 7.02 Certain Filings; Consents.

     Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
(ii) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings (and paying any required filing fees as provided by Applicable Law), furnishing information required in connection therewith and seeking timely to perform any such actions, or obtain any such consents, approvals or waivers.

     Section 7.03 Public Announcements.

     Neither Buyer nor Seller shall make any public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other parties, except as may be required by Applicable Law based on an opinion of counsel. Upon execution of this Agreement, Seller shall issue a press release in form and content reasonably satisfactory to Buyer, and Seller may file a Current Report on Form 8-K, announcing the signing of this Agreement. Seller shall provide Buyer with a draft copy of such Form 8-K prior to its filing with the SEC. The parties agree that prior to Closing and except as may be required by Applicable Law based on an opinion of counsel, the timing and content of all other press releases and other public announcements, and all communications with Seller's and ABPH's customers, suppliers and employees relating to the transactions contemplated by this Agreement shall be mutually agreed upon and the content of which will be determined jointly by Buyer and Seller. The foregoing provision notwithstanding, in the event that Seller determines that a press release or other public announcement is necessary to comply with any Applicable Law, Seller may issue any such press release or other public announcement Seller deems necessary to comply with any such Applicable Law without Buyer's consent; provided that Seller shall use its reasonable best efforts to give Buyer an opportunity to review such press release or other public announcement prior to the issuance of such press release or other public announcement. Buyer acknowledges that Seller and ABPH will communicate with its customers, suppliers, employees and franchisees contemporaneously with the initial public announcement of the transactions contemplated by this Agreement and Buyer hereby consents to such communications.

     Section 7.04 H-S-R Act.

     The Seller and Buyer shall use their best efforts to file as soon as practicable any notifications required under the H-S-R Act (and not heretofore obtained) in connection with the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other governmental authority in connection with antitrust matters.

     Section 7.05 Post-Closing Restrictive Covenants.

     (a) During the twenty-four (24) month period following the Closing Date, neither ABPH nor any of its Affiliates shall open, and shall not permit any of its franchisees to open, within the continental United States, more than sixty
(60) bakery/cafes. Such sixty (60) store limit shall be exclusive of: (1) stores opened anywhere outside of the continental United States; (2) stores opened in "Trade Channel Locations" (as that term hereinafter is defined); and (3) stores located within the corporate limits of each of the following cities and counties: City of Boston; City of Cambridge, Massachusetts; New York City; the District of Columbia; City of Chicago; City of Pittsburgh; City of Philadelphia; and Dade County, Florida. As used herein, the term "Trade Channel Locations" shall mean hospitals; hotels; on-campus universities; airport, bus and railroad terminals; gasoline stations; and sports arenas.

     (b) During the eighteen (18) month period following the Closing Date, ABPH shall not engage in or be the subject of any transaction or series of transactions resulting in a "Change of Control" (including, but not limited to, a Change of Control resulting from one or more sales of assets and/or capital stock, the franchising and/or licensing of the business concept and ancillary intellectual property rights, or otherwise). As used herein the term "Change of Control" shall mean any transaction or series of transactions in which as a result (a) ABPH or a substantial portion of its business, directly or indirectly, through one or more intermediaries, is controlled by (whether by a sale of assets or capital stock, franchise agreement, joint venture or otherwise), any Person in the food service and/or bakery/cafe business with at least 300 owned and/or franchised units, or its Affiliate, other than BRS; or
(b) ABPH or a substantial portion of its business, together with any Person in the retail food service and/or bakery/cafe business with at least 300 owned and/or franchised units, or its Affiliate, is under common control (whether by a sale of assets or capital stock, franchise agreement, joint venture or otherwise) by BRS; or (c) ABPH ceases to own substantially all of the assets used or useful in the ownership and operation of the principal business concept utilized by ABPH. The foregoing notwithstanding, nothing contained herein shall restrict in any way Buyer or any of its Affiliates from purchasing or acquiring any interest in any business: (1) which does not own or operate or franchise any bakery/cafe, restaurant or food service business in which the retail sale of baked goods (meaning breads, muffins, bagels, cookies and other baked sweet goods, but excluding pizza dough) and coffee constitutes less than twenty-five percent (25%) of the sales of such business, without regard to the number of units owned and/or franchised by such business; or (2) in which more than fifty percent (50%) of its sales consist of bagels, without regard to the number of units owned and/or franchised by such business.

     (c) Without limiting the provisions of Sections 9.01 and 11.04, the restrictions set forth in this Section 7.05 shall survive the Closing and shall be binding upon any and all successors and assigns of Buyer.

     Section 7.06 Buyer Employee Covenants.

     (a) Buyer shall offer employment to a sufficient number of Seller's employees so that Seller shall have no duties or obligations under the WARN Act or any comparable statute under Applicable Law.

     (b) If ABPH does not employ all of Seller's Employees listed on Schedule
3.19 immediately upon consummation of the Closing and Seller thereafter terminates such Employees who are not so employed by ABPH within six (6) months following the Closing and makes a severance payment to such Employee pursuant to the terms of an employment or severance agreement in effect as of the date hereof and disclosed herein, then Buyer shall reimburse Seller the full amount of any such severance payment in the event that ABPH or any of its Affiliates subsequently employs such Employee in connection with the Business within one
(1) year after the Closing; provided, however, that nothing contained herein shall impose upon Buyer any obligation in respect of any so-called "stay bonuses" (that is, any bonuses guaranteed for any employee based solely on their continued employment with Seller through a date certain) granted by Seller to any of its employees, and; provided, further, that Seller shall pay such "stay bonuses" to any of its employees who may earn them.

     (c) At the Closing, ABPH and Louis I. Kane shall enter into a Severance and Benefits Letter Agreement in the form attached hereto as Exhibit 7.06.

     Section 7.07 Seller Employee Covenant.

     Seller will be responsible for managing the administration of continuation coverage ("COBRA" coverage) of eligible employees who leave the employ of the Seller prior to or on the Closing Date.

     Section 7.08 Transition Services Agreement.

     At the Closing, Seller, ABPH and Saint Louis Bread Company, Inc. shall enter into a Transition Services Agreement in the form attached hereto as
Exhibit 7.08.


                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     Section 8.01 Conditions to the Obligations of Each Party.

     The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or waiver) of the following conditions:

     (a) Any applicable waiting period (or extensions thereof) under the H-S-R Act relating to the transactions contemplated by this Agreement shall have expired without any adverse action having been taken by the Federal Trade Commission or the U.S. Department of Justice (or Buyer and Seller shall have received notice of early termination);

     (b) No temporary restraining order, preliminary or permanent injunction, or other order by any federal or state court of competent jurisdiction in the United States restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect (each party agreeing to use its reasonable commercial efforts to have any such restraining order, injunction or other order lifted);

     (c) All consents or actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the transactions contemplated hereby shall have been taken or obtained other than those which would not cause or have a material adverse effect on the Seller or Buyer;

     (d) The Restructuring transactions contemplated by Section 5.06 (including the execution and delivery of the Contribution Agreement) shall have been completed; and

     (e) The total amount of the Lease Fee Adjustments and the Lease Loss Adjustments shall not exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) in the aggregate.

     Section 8.02 Conditions to Obligations of the Seller.

     In addition to the conditions set forth in Section 8.01, the obligations of the Seller to consummate the Closing are subject to the satisfaction (or waiver) by Seller of the following further conditions:

     (a) Buyer and BRS shall each have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it on or prior to the Closing Date;

     (b) The representations and warranties of Buyer and BRS contained in the Transaction Documents (except for representations and warranties that by their terms speak expressly as of a specific date) shall be true and accurate at and as of the Closing Date, as if made at and as of such date and the Seller shall have received a certificate signed by an executive officer of each of Buyer and BRS to the foregoing effect;

     (c) Seller shall have received from Buyer's and BRS's counsel, an opinion dated the Closing Date in form and substance reasonably acceptable to Seller;

     (d) A majority-in-voting-interest of the Shareholders of Seller shall have duly approved all transactions contemplated hereby;

     (e) The Board of Directors of Seller shall have received a fairness opinion to the effect that the transactions contemplated by this Agreement are fair, from a financial perspective, to the Shareholders of Seller, from a Person and in form and content reasonably satisfactory to the Board of Directors of Seller;

     (f) Seller or ABPH, as the case may be, shall have obtained all consents or approvals of third parties (except for the consents or approvals of landlords for the bakery/cafe stores of the Au Bon Pain Division) or Governmental Authorities required for the consummation of the transactions contemplated by this Agreement, including those described in Schedule 5.06;

     (g) Buyer shall have executed and delivered to Seller an ABP Restriction Agreement substantially in the form attached hereto as Schedule 8.02(g);

     (h) Seller shall have received a certificate of a duly authorized officer of Buyer to the effect set forth on Schedule 8.02(h);

     (i) Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer to the effect set forth on Schedule 8.02(i);

     (j) Seller shall have received a corporate good standing certificate concerning Buyer from the Secretary of State of Delaware; and

     (k) Buyer shall have executed and delivered to Seller all other agreements, instruments and documents contemplated in connection with the transactions described herein or in any other agreement, instrument or document executed and/or delivered in connection herewith.

     Section 8.03 Conditions to Obligation of Buyer.

     In addition to the conditions set forth in Section 8.01, the obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) of the following further conditions:

     (a) Seller and ABPH shall have performed in all material respects all of their respective obligations under the Transaction Documents required to be performed by them at or prior to the Closing Date;

     (b) The representations and warranties of the Seller contained in the Transaction Documents (except for representations and warranties that by their terms speak expressly as of a specific date) shall be true and accurate at and as of the Closing Date, as if made at and as of such date and Buyer shall have received certificates signed by an executive officer of Seller to the foregoing effect;

     (c) There shall have been no material adverse change since July 11, 1998 in the Business, assets, condition (financial or otherwise), operating results, customers, supplier and employer relations, or business prospects of the Au Bon Pain Division or ABPH taken as a whole;

     (e) Buyer shall have received the cash proceeds of the financings described in the commitment letters attached hereto as Schedule 4.07;

     (f) ABPH shall have no obligations with respect to Funded Debt;

     (g) Seller or ABPH, as the case may be, shall have obtained all consents or approvals of third parties (except for the consents or approvals of landlords for the bakery/cafe stores of the Au Bon Pain Division) or Governmental Authorities required for the consummation of the transactions contemplated by this Agreement, including the transactions contemplated by the Contribution Agreement to be entered into pursuant to Section 5.06;

     (h) Buyer shall have received an opinion of Gadsby & Hannah LLP, Seller's counsel, dated the Closing Date in form and substance reasonably acceptable to Buyer;

     (i) Buyer shall have received a certificate of a Co-Chairman of Seller to the effect set forth on Schedule 8.03(i);

     (j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary of each of Seller and ABPH to the effect set forth on
Schedule 8.03(j);

     (k) Buyer shall have received a corporate good standing certificate concerning Seller and ABPH from the Secretary of State of Delaware;

     (l) Seller shall have caused all officers and directors of ABPH to tender their resignations from their elected offices (but not as employees), effective as of the Closing Date;

     (m) Seller shall have delivered to Buyer one or more stock certificates representing one hundred percent of the issued and outstanding capital stock of each of ABPH, together with: (1) stock powers duly executed in blank; and (2) all corporate records of ABPH, including without limitation, all minute books, stock ledgers and corporate seals;

     (n) Seller shall have executed and delivered to Buyer all other agreements, instruments and documents contemplated in connection with the transactions described herein or in any other agreement, instrument or document executed and/or delivered in connection herewith; and

     (o) Seller shall have, as of the Closing Date, waived all rights and claims held by it against ABPH, except for any such rights and claims arising under or in connection with any of the Transaction Documents and the transactions contemplated thereby.

                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

     Section 9.01 Survival.

     Except as otherwise specifically provided in this Agreement, each of the covenants, agreements, representations and warranties of the parties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing for a period of three (3) months following the completion of the first full audit cycle of the Buyer following the Closing Date; provided, however, that the representations and warranties set forth in:
(a) Sections 3.01, 3.02, 3.03 and 3.18 shall survive forever; (b) Section 3.11 shall survive until thirty (30) days after the expiration of the statute of limitations provided by Applicable Law (or extensions or waivers thereof); and
(c) Section 3.22 shall survive for thirty-six (36) months following the Closing Date.

     Section 9.02 Indemnification.

     Subject to Section 9.01:

     (a) Indemnification of Buyer by the Seller. Seller hereby indemnifies Buyer and, with respect to any representation, warranty, covenant or agreement made or to be performed prior to or at the Closing, ABPH against and agrees to defend and hold Buyer and ABPH harmless from any and all Damages incurred or suffered by Buyer or ABPH or their respective Affiliates, directors, officers or shareholders arising out of any breach of any representation, warranty, covenant or agreement made or to be performed by the Seller pursuant to any of the Transaction Documents.

     (b) Indemnification of the Seller by Buyer. Buyer and, with respect to any representation, warranty, covenant or agreement made or to be performed after the Closing, ABPH hereby indemnifies Seller and its Affiliates against and agrees to defend and hold Seller and its Affiliates harmless from any and all Damages incurred or suffered by Seller and/or any of its Affiliates arising out of any breach of any representation, warranty, covenant or agreement made or to be performed by Buyer pursuant to any of the Transaction Documents. In addition, Buyer and ABPH shall indemnify, defend and hold harmless Seller as provided for in the Contribution Agreement, the ABP Restriction Agreement, or in any other agreement or instrument executed and delivered by Buyer to Seller and/or any Affiliate in connection with the transactions contemplated herein.

     (c) In the absence of fraud, the indemnification rights set forth in this
Section 9 shall be the exclusive remedy available to any party hereto for breach, by any other party to this Agreement, of any representation, warranty, covenant or agreement herein contained.

     Section 9.03 Procedures.

     Except as otherwise provided in Section 9.05:

     (a) Notice. If Buyer or ABPH shall seek indemnification pursuant to Section 9.02(a) or if Seller or its Affiliates shall seek indemnification pursuant to
Section 9.02(b), such Person seeking indemnification (the "Indemnified Party") shall give written notice to the party from whom such indemnification is sought (the "Indemnifying Party") promptly (but in any event within ten (10) days) after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an "Indemnified Claim") stating the amount of the Damages, if known, and the method of computation thereof. The failure of an Indemnified Party to provide notice pursuant to this Section 9.03 shall not constitute a waiver of that party's claims to indemnification pursuant to Section 9.02 except to the extent of material prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party hereto (a "Third Party Claim") any such notice to the Indemnifying Party shall be accompanied by a copy of any and all papers theretofore served on the Indemnified Party in connection with such Third Party Claim. With respect to any Third Party Claim asserted or brought prior to the Closing Date, notice of such Third Party Claim shall be deemed to have been delivered on the Closing Date.

     (b) Defense and Settlement of Third Party Claims.

         (i) Assumption of Defense by Indemnifying Party. Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 9.03(a), the Indemnifying Party shall, subject to the provisions of Section 9.03(b)(ii),
(iii) and (iv), assume the defense and control of such Third Party Claim by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense thereof with its own counsel and at its own expense; provided that such participation shall not constitute a shared defense as described in Section 9.03(b)(iv). The Indemnifying Party shall select counsel, independent contractors and consultants of recognized standing and competence after consultation with the Indemnified Party; shall take all steps necessary in the defense or settlement thereof; and shall at all times diligently and promptly pursue the resolution thereof. In conducting the defense thereof, the Indemnifying Party shall at all times act as if all Damages relating to such Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

         (ii) Continuing Notice of Certain Claims. The Indemnifying Party shall give prompt and continuing notice to the Indemnified Party of any Third Party Claims that may: (1) result in the assertion of criminal liability on the part of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; (2) adversely affect the ability of the Indemnified Party to do business in any jurisdiction or in any manner or with any customer; (3) materially affect the reputation of the Indemnified Party or any of its Affiliates, directors, officers, employees or agents; or (4) involves a request for equitable or injunctive relief.

         (iii) Settlement of Claims. Subject to the provisions of Section 9.03(b)(iv), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, in each case without the consent of any Indemnified Party; provided, that the settlement involves monetary damages only and the Indemnifying Party
(1) shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party.

         (iv) Shared Defense. Each party may elect to share the defense of a Third Party Claim the defense of which has been assumed by the other party pursuant to Section 9.03(b)(ii). In that event, the Indemnified Party shall so notify the Indemnifying Party in writing. Thereafter, the Indemnifying Party and the Indemnified Party shall participate on an equal basis in the defense, management and control of any such claim. The Indemnifying Party and the Indemnified Party shall select mutually satisfactory counsel, independent contractors and consultants to conduct the defense or settlement thereof (the costs and expenses of which shall be shared equally by the Indemnifying Party and the Indemnified Party), and shall at all times diligently and promptly pursue the resolution thereof.

     (c) Dispute Resolution. If the Indemnifying Party and the Indemnified Party are unable to agree with respect to a procedural matter arising under Section 9.03(b)(iv), the Indemnifying Party and the Indemnified Party shall, within twenty (20) days after notice of disagreement given by either party, agree upon a third-party arbitrator or referee ("Referee"), who shall be an attorney and who shall have the authority to review and resolve the disputed matter. The parties shall present their differences in writing (each party simultaneously providing to the other a copy of all documents submitted) to the Referee and shall cause the Referee promptly to review any facts, law or arguments either the Indemnifying Party or the Indemnified Party may present. The Referee shall be retained to resolve specific differences between the parties within the range of such differences. Either party may request that all oral arguments presented to the Referee by either party be in each other's presence. The decision of the Referee shall be final and binding unless both the Indemnifying Party and the Indemnified Party agree otherwise in writing. The parties shall share equally all costs and fees of the Referee.

     (d) In the event that the Indemnifying Party fails to assume or continue the defense and control of any Third Party Claim:

         (i) the Indemnified Party may, in replacement of the Indemnifying Party, assume the defense and control of such Third Party Claim, select counsel, independent contractors and consultants of recognized standing and competence, and take any other steps necessary in the defense or settlement thereof, and, for so long as the Indemnified Party is in control of such Third Party Claim, the provisions of Section 9.03(b)(i) otherwise applicable to the Indemnified Party shall apply to the Indemnifying Party and the provisions of Section 9.03(b)(i) otherwise applicable to the Indemnifying Party shall apply to the Indemnified Party ; and

         (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as provided in Section 9.02.

     (e) All amounts paid under this Section 9 shall be treated as an adjustment to the Purchase Price.

     Section 9.04 Deductible Amount.

     (a) The Buyer Indemnified Parties shall not be entitled to seek indemnification for any breach of any representation or warranty pursuant to
Section 9.02(a) until the aggregate amount of the Damages actually paid by the Buyer Indemnified Parties exceeds One Million Dollars ($1,000,000) (the "Deductible Amount"). In the event that the Deductible Amount is exceeded, the Buyer Indemnified Parties shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount. Notwithstanding the foregoing, any Buyer Indemnified Party shall be entitled to indemnification without regard to the Deductible Amount if the claim for such indemnification arises from a breach of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.14 or 3.18.

     (b) The Seller and its Affiliates shall not be entitled to seek indemnification until the aggregate amount of Damages actually paid by the Seller and/or its Affiliates exceeds the Deductible Amount. In the event that the Deductible Amount is exceeded, the Seller and its Affiliates shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount. Notwithstanding the foregoing, any Seller Indemnified Party shall be entitled to indemnification without regard to the Deductible Amount if the claim for such indemnification arises under Section
4.06 or pursuant to any agreement or instrument described in the second sentence of Section 9.02(b).

     Section 9.05 Tax Matters.

     (a) Tax Sharing Agreements. Any agreement regarding the sharing of Tax or similar agreement between Seller and ABPH shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year). All other Tax sharing agreements or similar agreements with respect to or involving ABPH shall be terminated as of the Closing Date. After the Closing Date, ABPH shall not be bound or have any Liability under any Tax sharing agreements or similar agreements.

     (b) Income Tax Treatment of Capital Contribution to ABPH and the Sale of its Capital Stock. Buyer and Seller agree that the Restructuring and subsequent sale of the capital stock of ABPH to Buyer shall not be treated as a transaction described in Section 351 of the Tax Code, and shall for federal and state income Tax purposes be treated as a sale of the assets transferred by Seller to ABPH in the Restructuring from Seller to Buyer.

     (c) Section 338(h)(10) Election. Seller will join with the Buyer in making a timely election under Section 338(h)(10) of the Tax Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the ABPH Common Stock hereunder. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election. Seller will also pay any state, local, or foreign Tax (and indemnify Buyer, ABPH, and Buyer's Subsidiaries against any Adverse Consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to the purchase and sale of the ABPH Common Stock hereunder.

     (d) Allocation of Purchase Price. Buyer and Seller will allocate the Purchase Price and the liabilities of ABPH (plus other relevant items) to the assets of ABPH for all purposes (including Tax and financial accounting purposes) in a reasonable manner mutually agreed upon between them which is consistent with the fair market values of such assets. Buyer, ABPH and Seller will file all Returns (including amended Returns and claims for refund) and information reports in a manner consistent with such values. Neither Buyer nor Seller nor ABPH shall file any Return or take any position with any taxing agency or authority which is inconsistent with such mutually agreed upon allocation, except to the extent required by a Governmental Authority in a determination binding upon either such party unless such party provides reasonable written notice and opportunity to the other party at such party's sole expense to contest and appeal such determination on behalf of both parties and such determination nevertheless becomes final.

     (e) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Returns for ABPH for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall pay any Tax shown as owing on such Return to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet.

     (f) Federal Returns for Periods Through the Closing Date. Seller will include the income of ABPH (including any deferred income triggered into income by U.S. Treasury Regulation Section 1.1502-13 and Reg. ss. 1.1502-14 and any excess loss accounts taken into income under U.S. Treasury Regulation Section 1.1502-19) on the Seller's consolidated federal income Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. ABPH will furnish Tax information to Seller for inclusion in Seller's federal consolidated income Return for the period which includes the Closing Date in accordance with ABPH's past custom and practice. Seller will allow the Buyer an opportunity to review and comment after the Closing upon such Returns (including any amended Returns) to the extent that they relate to ABPH. Seller will take no position on such Returns that relate to ABPH that would adversely affect ABPH after the Closing Date unless such position would be reasonable in the case of a Person that owned ABPH both before and after the Closing Date. The income of ABPH will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of ABPH as of the end of the Closing Date.

     (g) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Returns of ABPH for Tax periods which begin before and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability shown on the face of the Closing Date Balance Sheet. For purposes of this
Section 9.05, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and
(B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of ABPH.

     (h) Cooperation on Tax Matters.

         (i) Buyer, ABPH and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 9.05 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ABPH and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to ABPH relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to use reasonable efforts to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, ABPH or Seller, or the case may be, shall allow the other party to take possession of such books and records.

         (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                                    ARTICLE X

                                   TERMINATION

     Section 10.01 Termination.

     The Transaction Documents may be terminated at any time prior to the
Closing:

     (a) by mutual written agreement of Buyer and Seller;

     (b) by either Buyer or Seller if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having jurisdiction;

     (c) by Buyer or Seller if the Closing shall not have been consummated on or before the one hundred eightieth (180th) day following the date of this Agreement; provided, however, that neither Buyer nor Seller may terminate the Transaction Documents pursuant to this clause (c) if the Closing shall not have been consummated by such date by reason of any inaccuracy of any representation and warranty on the part of such party or the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in the Transaction Documents; and

     (d) by Seller if, after receipt of a proposal for an "Alternative Transaction" (as hereinafter defined), the Board of Directors of Seller shall have withdrawn or modified its recommendation of consummating the transactions contemplated by this Agreement. Any provision of the Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prevent the Seller or its Board of Directors, from (i) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited proposal or offer by such Person for a merger, consolidation, business combination, sale or transfer of substantial assets or shares of capital stock (whether by tender offer or otherwise) involving Seller or ABPH (each, an "Alternative Transaction") or recommending an Alternative Transaction to its stockholders, if and only to the extent that the Board of Directors of the Seller determines in good faith after consultation with outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; or (ii) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a proposal by any Person to acquire the Seller.

Any party desiring to terminate this Agreement pursuant to this Section 10.01 shall give written notice of such termination to the other parties to this Agreement. Any provision of this Agreement to the contrary notwithstanding, in the event of a second request by a Governmental Authority under the H-S-R Act, the term of this Agreement shall extend through the fifth (5th) Business Day after final determination under the H-S-R Act and no party shall be entitled to terminate this Agreement as a result of not having received clearance under the H-S-R Act prior to the final determination under the H-S-R Act.

     Section 10.02 Effect of Termination.

     (a) Except as provided in Section 10.02(b)-(c), if this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any Affiliate, shareholder, director, officer, employee, attorney, agent, consultant or representative of such party) to any other party to this Agreement; provided, however, that if the transactions contemplated by this Agreement fail to close as a result of a breach of any Transaction Document by Buyer or Seller, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of all such breaches.

     (b) If Seller terminates this Agreement pursuant to Section 10.01(d), Seller shall thereupon pay to Buyer a termination fee of Two Million Five Hundred Thousand Dollars ($2,500,000). The payment of such termination fee shall be the sole and exclusive remedy of Buyer and its Affiliates against Seller and any of its Affiliates with respect to the circumstances giving rise to such payment.

     (c) If this Agreement is terminated either: (i) by Buyer or Seller as a result of the inability to satisfy the condition to Closing set forth in Section 8.01(e) (relating to the total amount of the Lease Fee Adjustments and the Lease Loss Adjustments); or (ii) by Buyer if there occurs a material breach by Seller in any term, condition, covenant, representation or warranty contained in any of the Transaction Documents, then Seller shall reimburse Buyer for its out-of-pocket expenses actually incurred and paid in connection with the transactions contemplated by this Agreement up to $500,000.


                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.01 Notices.

     All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, by telecopy, registered or certified mail or overnight delivery service: if to ABPH after the Closing or, to Buyer:

                         c/o Bruckmann, Rosser, Sherrill & Co., Inc.
                         156 E. 56th Street
                         New York, New York 10022
                         Attention:  Stephen Edwards
                         Telecopy:  (212) 521-3799

                  with a copy to:

                         Kirkland & Ellis
                         Citicorp Center
                         153 E. 53rd Street
                         New York, New York 10022-4675
                         Attention:  Adrian J. van Schie, Esq.
                         Telephone: (212) 446-4882
                         Telecopy:  (212) 446-4900
                  if to ABPH prior to the Closing or, to the Seller

                         Au Bon Pain Co., Inc.
                         19 Fid Kennedy Avenue
                         Boston, Massachusetts
                         Attention: Mr. Ronald M. Shaich
                         Telephone: (617) 423-2100
                         Telecopy:  (617) 451-8780

                  with a copy to:

                         Gadsby & Hannah LLP
                         225 Franklin Street
                         Boston, Massachusetts  02110-2811
                         Attention: Walter D. Wekstein, Esq.
                                    Lawrence R. Katz, Esq.
                         Telephone: (617) 345-7000
                         Telecopy:  (617) 345-7050

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 11.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 11.01.

     Section 11.02 Amendments; Waivers.

     (a) Any provision of the Transaction Documents may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, unless otherwise expressly provided herein.

     Section 11.03 Expenses.

     Except as otherwise provided in the Transaction Documents (including
Section 10.02(b) and Section 6.01), all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense. Seller shall not allocate any of its fees or expenses for the transactions contemplated by this Agreement, including without limitation, fees and expenses of counsel and brokers, to ABPH.

     Section 11.04 Successors and Assigns.

     The provisions of the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its right or obligations under this Agreement without the consent of Buyer (in the case of Seller and, prior to the Closing, ABPH) and Seller (in the case of Buyer and, after the Closing, ABPH);

provided, however, that each of Seller and Buyer shall be permitted to collaterally assign its respective rights hereunder and under the Transaction Documents to any institutional lender to whom Seller or Buyer (as the case may be) is indebted for borrowed money.

     Section 11.05 Construction.

     As used in the Transaction Documents, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of the Transaction Documents, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of the Transaction Documents.

     Section 11.06 Entire Agreement.

     (a) The Transaction Documents and any other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof.

     (b) Except as expressly provided herein or in any other Transaction Document, no Transaction Document or any provision thereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 11.07 Governing Law.

     This Agreement shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts (without regard to the choice of law provisions thereof).

     Section 11.08 Counterparts; Effectiveness.

     This Agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

     Section 11.09 Jurisdiction.

     Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated by this Agreement shall be brought in either the state or federal courts of The Commonwealth of Massachusetts, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without The Commonwealth of Massachusetts. Without limiting the foregoing, each of the parties agree that service of process upon such party at the address referred to in Section 11.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF SELLER, ABPH AND BUYER, TO THE EXTENT ENTITLED UNDER APPLICABLE LAW, IRREVOCABLY WAIVES ANY PRESENT OR FUTURE RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY CASE OR CONTROVERSY IN

WHICH IT IS OR BECOMES A PARTY (WHETHER INITIATED BY OR AGAINST IT OR WHETHER IT IS JOINED AS PARTY THERETO), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     Section 11.10 Specific Performance.

     The parties hereto agree that if for any reason any party shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     Section 11.11 Captions.

     The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


          THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed, individually or by their respective authorized officers, on the day and year first above written.

WITNESS:                                   BUYER:
-------                                    ------

                                           ABP CORPORATION



/S/Adrian J. van Schie                     By /S/Stephen F. Edwards
----------------------                        ---------------------
Adrian J. van Schie                           Name: Stephen F. Edwards
                                              Title: President

                                           SELLER:
                                           -------

                                           AU BON PAIN CO., INC.


/S/Anthony J. Carroll                      By /S/Ronald M. Shaich
----------------------                        -------------------
Anthony J. Carroll                            Name: Ronald M. Shaich
                                              Title: Co-Chairman and
                                                     Chief Executive Officer

                                           ABPH:
                                           -----

                                           ABP HOLDINGS, INC.


/S/Anthony J. Carroll                      By /S/Ronald M. Shaich
----------------------                        ---------------------
Anthony J. Carroll                            Name: Ronald M. Shaich
                                              Title: President

                              Disclosure Schedules
                                     to the
                            Stock Purchase Agreement
                              dated August 12, 1998
                          among Au Bon Pain Co., Inc.,
                               ABP Holdings, Inc.
                               and ABP Corporation

     These disclosure schedules are delivered pursuant to the Stock Purchase Agreement dated August 12, 1998, by and among Au Bon Pain Co., Inc., ABP Holdings, Inc. and ABP Corporation.

     The captions, headings, organization of, and index to, these Disclosure Schedules and any cross references herein to the Agreement are for convenience of reference only and in no way define, limit or describe the scope of the matters set forth herein. Matters set forth herein under any one or more schedule or with respect to any particular matter referenced in the Agreement are disclosed for all purposes under the Agreement, whether or not express cross references are provided.

     Capitalized terms used in the Schedules and not otherwise defined shall have the meanings set forth in the Agreement.

                    INDEX TO DISCLOSURE SCHEDULES & EXHIBITS
                    ----------------------------------------

Schedule                         Description
--------                         -----------
Schedule 2.03(a)                 Store by Store Listing
Schedule 2.06                    Special Provisions for Certain Leases
Schedule 3.01                    Organization and Good Standing
Schedule 3.02(a)                 Capital Stock
Schedule 3.03(b)                 Conflicts
Schedule 3.04                    Consents
Schedule 3.05                    ABP Division Financial Statements
Schedule 3.06                    Lawsuits and Proceedings
Schedule 3.07                    Compliance with Laws
Schedule 3.08                    Compliance with Licenses and Permits
Schedule 3.09                    Insurance
Schedule 3.10                    Material Contracts
Schedule 3.11(e)                 Taxes
Schedule 3.11(g)                 Waivers of Statutes of Limitations
Schedule 3.12                    Banks
Schedule 3.14                    Affiliate Transactions
Schedule 3.15                    Intellectual Property
Schedule 3.16                    Extraordinary Transactions
Schedule 3.19                    Employees
Schedule 3.20                    Employment Matters
Schedule 3.21                    Employee Benefit Matters
Schedule 3.23                    Leased Real Property
Schedule 3.24                    Title to Assets
Schedule 4.08                    SLB Rights
Schedule 5.01(a)                 Closed Stores or Stores to be Closed
Schedule 6.01                    Potential Buyer Franchise Locations

Exhibit                          Description
-------                          -----------

Exhibit 4.07(a)                  Commitment Letter from Societe Generale
Exhibit 4.07(b)                  Commitment Letter from Bruckmann, Rosser, Sherill & Co., L.P.
Exhibit 5.06                     Form of Contribution Agreement
Exhibit 7.06                     Form of Severance & Benefits Letter Agreement for Louis I. Kane
Exhibit 7.08                     Form of Transition Services Agreement
Exhibit 8.02(g)                  Form of Restriction Agreement
Exhibit 8.02(h)                  Form of Certificate of Officer of Buyer
Exhibit 8.02(i)                  Form of Certificate of Secretary of Buyer
Exhibit 8.03(i)                  Form of Certificate of Co-Chairman of Seller
Exhibit 8.03(j)                  Form of Certificate of Secretary of Seller & of ABPH


Copies of the Schedules and Exhibits shall be provided to the Commission upon request